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EXHIBIT 99.1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTORS

In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. We intend to qualify both our written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

"Forward-looking statements" are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. Such statements may include, but are not limited to, the state of competition in the payments processing industry in general; projections regarding specific demand for our products and services; the commercial feasibility of new products, services and market development initiatives; the adequacy of our current facilities and management systems infrastructure to meet our operational needs; the status of our relationship with and condition of third parties upon whom we rely in the conduct of our business; the sufficiency of reserves for assets and obligations exposed to revaluation; our ability to effectively hedge our exposure to foreign currency exchange rate fluctuations; and future access to capital on terms that are acceptable, as well assumptions related to the foregoing. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties that could cause actual events or result to differ materially from those projected. Due to those and other uncertainties and risks, the investment community is urged not to place undue reliance on our written or oral forward-looking statements. We undertake no obligation to update or revise this Cautionary Statement Regarding Forward-Looking Statements to reflect future developments. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

We provided the following risk factor disclosure in connection with our continuing effort to qualify our written and oral forward-looking statements under the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in our Annual Report on Form 10-K to which this statement is appended as an exhibit and also include the following:

RISK FACTORS

RISKS RELATED TO OUR BUSINESS

WE HAVE INCURRED SIGNIFICANT LOSSES. IF WE ARE UNABLE TO IMPROVE OUR FINANCIAL PERFORMANCE, THE PRICE OF OUR COMMON STOCK WILL SUFFER.

We incurred losses of $19.9 million for the year ended December 31, 2001 and $62.3 million for the nine months ended September 30, 2002. Although we have undertaken aggressive efforts to improve our profitability and increase our cash flows, it is possible that the steps we have taken will not be successful or of sufficient impact for us to achieve an acceptable level of profitability or positive cash flow. If we fail to do so, the price of our common stock will suffer.

WE EXPECT OUR RESULTS OF OPERATIONS TO VARY FROM QUARTER TO QUARTER AND, AS A RESULT, WE MAY NOT MEET THE EXPECTATIONS OF OUR INVESTORS AND EQUITY ANALYSTS, WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO FLUCTUATE OR DECLINE.

Our revenues and results of operations have fluctuated significantly in the past and are likely to fluctuate significantly in the future. Accordingly, we believe that period-to-period comparisons of our results of operations may be misleading. You should not rely upon the results of one quarter as an indication of future performance. Our revenue and operating results may fall below the expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations could cause the market price of our common stock to decline.


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Our quarterly revenue and operating results may vary depending on a number of factors, including:

     -    the type, timing and size of orders and shipments for major customers;

      - demand for and acceptance of our new product offerings, and returns or warranty costs from new product failures that exceed our established reserves;

     - delays in the implementation and delivery of our products and services, which may impact the timing of our recognition of revenue;

     -    write-offs of receivables in excess of reserves;

     -    variations in product mix and cost during any period;

     - development of new relationships and maintenance and enhancement of existing relationships with customers and strategic partners;

     -    manufacturing or production difficulties;

     - deferral of customer contracts in anticipation of product or service enhancements;

     -    availability of financing; and

     - industry and economic conditions, including competitive pressures and inventory obsolescence.

OUR SALES CYCLES ARE RELATIVELY LONG AND UNPREDICTABLE, AND MAY BE SUBJECT TO SEASONALITY, WHICH MAKES IT DIFFICULT TO FORECAST OUR REVENUE AND COULD RESULT IN VOLATILITY IN THE PRICE OF OUR COMMON STOCK.

Our sales and implementation cycles vary substantially from customer to customer, which makes it difficult to forecast our revenue and could result in volatility in the price of our common stock. Prospective customers frequently view the purchase of our products and services as part of a long-term, enterprise-wide strategic decision. As a result, potential customers may take an extended period of time to assess alternative solutions or defer their purchasing decisions in anticipation of product or service enhancements. Moreover, the POS systems industry is generally dependent on system roll-outs with fixed time horizons. Our operating results may vary significantly if we fail to obtain major projects, if major projects are cancelled or delayed or if we fail to replace projects that have been completed or are nearing completion. We have also experienced, and expect to continue to experience, quarters or periods where individual product or service orders are significantly larger than our typical product or service orders.

In addition, we may experience seasonality in the sales of our products and services. For example, net revenue and results of operations tend to be stronger from July to December due to increased POS purchases during the holiday season and patterns in the capital budgeting and purchasing cycles of our current and prospective customers. These seasonal variations in our sales may lead to fluctuations in our quarterly operating results and volatility in the price of our common stock.

THE LOSS OF ONE OR MORE OF OUR KEY CUSTOMERS COULD SIGNIFICANTLY REDUCE OUR REVENUES AND PROFITS.

We have derived, and believe that we may continue to derive, a significant portion of our revenues from a limited number of large customers. For the fiscal year ended December 31, 2001, our two largest customers accounted for 12.7% of our net revenue and our five largest customers accounted for 22.0% of our net revenue. As of December 31, 2001, three customers represented 76.2%, or $86.4 million, of our total backlog of $113.4 million. Our customers may buy less of our products or services depending on their own technological developments and internal budget cycles. A major customer in one year may not purchase any of our products or services in another year, which may negatively affect our financial performance.


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OUR PRODUCTS MAY CONTAIN DEFECTS WHICH MAY BE DIFFICULT OR EVEN IMPOSSIBLE TO
CORRECT. PRODUCT DEFECTS COULD RESULT IN SALES DELAYS, DELAYS IN OUR COLLECTION OF RECEIVABLES AND CLAIMS AGAINST US.

We offer technically complex products which, when first introduced or released in new versions, may contain software or hardware defects that are difficult to detect and correct. The existence of defects and delays in correcting them could result in negative consequences, including the following:

     -    delays in shipping products;

     -    loss of market acceptance for our products;

     -    additional warranty expenses;

     -    diversion of resources from product development; and

     -    loss of credibility with distributors and customers.

Even though we and our customers test all of these products, it is likely that defects will continue to be identified after products are shipped. In recent periods, we have experienced various issues in connection with product launches, including the need to rework these products and stabilize product designs. Correcting defects can be a time-consuming or impossible task. Software errors may take several months to correct, and hardware errors may take even longer. These issues have resulted in sales delays and delays in the collection of receivables, which has exacerbated our cash position and could adversely affect our business in the future.

WE MAY ACCUMULATE EXCESS OR OBSOLETE INVENTORY THAT COULD RESULT IN UNANTICIPATED PRICE REDUCTIONS AND WRITE DOWNS AND ADVERSELY AFFECT OUR FINANCIAL CONDITION.

Managing the proper inventory levels for components and finished products is challenging. In formulating our product offerings, we have focused our efforts on providing to our customers products with greater capacity and functionality, which requires us to develop and incorporate the most current technologies in our products. This approach tends to increase the risk of obsolescence for products and components we hold in inventory and may compound the difficulties posed by other factors that affect our inventory levels, including the following:

     - the need to maintain significant inventory of components that are in limited supply;

     -    buying components in bulk for the best pricing;

     -    responding to the unpredictable demand for products; and

     -    responding to customer requests for quick delivery schedules.

As a result of these factors, we regularly run the risk of maintaining excess inventory levels. If we accumulate excess or obsolete inventory, price reductions and inventory write downs may result, which could adversely affect our business and financial condition.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY TECHNOLOGY, OUR COMPETITORS MAY DEVELOP PRODUCTS SUBSTANTIALLY SIMILAR TO OUR PRODUCTS AND USE SIMILAR TECHNOLOGIES, WHICH MAY RESULT IN THE LOSS OF CUSTOMERS.

We rely on patent, copyright, trademark and trade secret laws, as well as confidentiality, licensing and other contractual arrangements, to establish and protect the proprietary aspects of our products. Our efforts may result in only limited protection, and our competitors may develop, market and sell products substantially equivalent to our products, or utilize technologies similar to those used by us. If we are unable to adequately protect our proprietary technology, these third parties will be able to compete more effectively against us, which could result in the loss of customers and affect our business adversely.


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OUR PRODUCTS AND OTHER PROPRIETARY RIGHTS MAY INFRINGE ON THE PROPRIETARY RIGHTS
OF THIRD PARTIES, WHICH MAY EXPOSE US TO LITIGATION.

Although we believe that our products do not infringe on any third party's patents, we cannot be certain that we will not become involved in litigation involving patents or proprietary rights. Patent and proprietary rights litigation entails substantial legal and other costs, and we do not know if we will have the necessary financial resources to defend or prosecute our rights in connection with any litigation. Responding to, defending or bringing claims related to our intellectual property rights may require our management to redirect our human and monetary resources to address these claims.

A DISRUPTION IN THE MANUFACTURING CAPABILITIES OF OUR THIRD-PARTY MANUFACTURERS OR SUPPLIERS WOULD NEGATIVELY IMPACT OUR ABILITY TO MEET CUSTOMER DEMANDS.

We rely on third-party manufacturers to manufacture and assemble our products. We also depend upon third-party suppliers to deliver components that are free from defects, competitive in functionality and cost and in compliance with our specifications and delivery schedules. Since we generally do not maintain large inventories of our products or components, any termination of, or significant disruption in, our relationship with our third-party manufacturers or suppliers may prevent us from filling customer orders in a timely manner.

We have occasionally experienced, and may in the future experience, delays in delivery of products and delivery of products of inferior quality from some of our third-party manufacturers. Although alternate manufacturers and suppliers are available to produce our products and product components, the number of manufacturers or suppliers of some of our products and components is limited, and qualifying a replacement manufacturer or supplier could take several months. In addition, our use of third-party manufacturers reduces our direct control over product quality, manufacturing timing, yields and costs. Disruption of the manufacture or supply of our products and components or a third-party manufacturer's or supplier's failure to remain competitive in functionality or price could delay or interrupt our ability to manufacture or deliver our products to customers on a timely basis, which would have a material adverse effect on our business.

TERRORIST ATTACKS, SUCH AS THE ATTACKS THAT OCCURRED IN NEW YORK AND WASHINGTON, D.C. ON SEPTEMBER 11, 2001, AND OTHER ACTS OF VIOLENCE OR WAR MAY AFFECT THE MARKETS IN WHICH OUR COMMON STOCK TRADES, THE MARKETS IN WHICH WE OPERATE AND OUR PROFITABILITY.

On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope. These attacks may lead to armed hostilities or to further acts of terrorism and civil disturbances in the United States or elsewhere. The terrorist attacks caused instability in the global financial markets, and contributed to downward pressure on securities prices of United States publicly traded companies, such as us. Future terrorist attacks or armed conflict could result in greater economic instability and further depress securities prices, including the price of our common stock.

The September 11 attacks disrupted the global insurance and reinsurance industries, and we may experience delays in renewing some insurance policies and may not be able to obtain insurance at historical levels for all of our facilities. Future terrorist attacks and armed conflicts could affect our domestic and international sales, disrupt our supply chain and impair our ability to produce and deliver our products. Such attacks and conflicts could directly impact our physical facilities or those of our suppliers or customers, both in the United States and elsewhere. Our primary facilities include administrative, sales and R&D facilities in the United States, and manufacturing facilities in China and Brazil. In addition, additional acts of terrorism may make transportation of our supplies and products more difficult or cost prohibitive. Any impairment of our financial performance as a result of terrorist attacks or armed hostilities would increase the risk of non-compliance with the financial covenants under our senior secured credit facility and other lending arrangements, resulting in events of default and the possible acceleration of our indebtedness.

OUR RESULTS OF OPERATIONS COULD BE HARMED IF OUR OPERATING EXPENSES DO NOT CORRESPOND WITH THE TIMING OF OUR REVENUE.

Most of our operating expenses, such as employee compensation and rental expense for properties, are either relatively fixed in the short-term or incurred in advance of sales. Moreover, our spending levels are based in part on our expectations regarding future revenue. As a result, if revenue for a particular quarter is below expectations, we may not be able to proportionately reduce operating expenses for that quarter. A shortfall in revenue, therefore, could have a disproportionate effect on our expected operating results for that quarter and could cause the trading price of our common stock to decline.


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IF WE CANNOT MANAGE THE ADDITIONAL CHALLENGES PRESENTED BY OUR INTERNATIONAL
OPERATIONS, OUR REVENUES AND PROFITABILITY MAY SUFFER.

We derived approximately 52% of our total net revenues from sales outside the United States, principally in Latin America (including Mexico) and Europe, for the year ended December 31, 2001. We expect that international sales will continue to account for a significant percentage of our net revenue in the foreseeable future. Because a substantial percentage of our revenues are derived from foreign customers, we face numerous risks associated with conducting international operations, any of which could negatively affect our financial performance and results of operations. These risks include the following:

     - we are subject to foreign regulatory requirements that may change without notice;

     - our expenses related to sales and marketing and research and development may increase;

     - we are subject to various export restrictions, and export licenses may not always be available;

     -    we are subject to foreign tariffs and other trade barriers;

     - some of the foreign countries that we deal with suffer from political and economic instability;

     - some of the foreign currencies that we deal with fluctuate significantly and are subject to inflationary pressures;

     -    we may have difficulty staffing and managing our foreign operations;

     - there is a tendency for international payment cycles to be longer than for our North American operations;

     -    we may have difficulty collecting accounts receivable; and

      - we are subject to the Foreign Corrupt Practices Act, which may place us at a competitive disadvantage to foreign companies that are not subject to similar regulations.

OUR EPICNETZ APPLICATION SERVICES PROVIDER MAY NOT PROVE SUCCESSFUL.

We established ePicNetz in 2000 as our application service provider unit to support our ePic corporate initiatives. We have expended substantial sums in establishing ePicNetz and in developing the software that drives our comprehensive internet-based retail countertop commerce and information systems, called ePOS-infocommerce or ePic. We cannot guarantee that ePicNetz will generate substantial revenues or achieve profitability. If ePicNetz is not successful, it could have a material adverse effect on our financial performance and result in our decision to cancel the ePicNetz program.


OUR GOLDEN EAGLE LEASING SUBSIDIARY IS ENGAGED IN MICRO-TICKET LEASING OF POS RELATED APPLIANCES. BY NATURE, THIS ACTIVITY CARRIES A HIGH RATE OF LEASE DEFAULT THAT, IF EXCESSIVE, CAN RESULT IN A SUBSTANTIAL WRITE-OFF OF OUR LEASE PORTFOLIO AND FURTHER IMPAIR PROFITABILITY.

In January 2000, our wholly-owned subsidiary, Hypercom Financial, Inc., purchased substantially all of the assets and business and assumed certain liabilities of Golden Eagle LLC (now Golden Eagle Leasing, Inc., herein referred to as "Golden Eagle"). Golden Eagle is a "micro ticket" leasing organization, which advances funds under debt financing leases for point-of-sale terminals with a retail price of under $5,000. Golden Eagle's micro ticket leasing business is characterized by high incidences of delinquencies, which in turn can lead to significant levels of loan losses. The current level of profitability could be substantially impaired if existing lease loss reserves prove inadequate or leases originated in the future experience a default rate greater than that for which reserves are established at the time of inception.


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WE ARE DEPENDENT ON CURRENT MANAGEMENT AND KEY PERSONNEL. THE LOSS OF CERTAIN OF
THESE INDIVIDUALS COULD CAUSE MATERIAL HARM TO THE OPERATION AND FUTURE
PROSPECTS OF OUR BUSINESS.

George Wallner, our Chief Strategist, Christopher Alexander, our Chairman, President and Chief Executive Officer, John W. Smolak, our Executive Vice President, Chief Financial Officer, and Chief Administrative Officer, and Jairo Gonzalez, President of Hypercom Transactions Systems Group, are instrumental in the development, growth and operations of Hypercom. The loss of any of these key executives could have a material adverse effect on the operation and future prospects of our business.

We also believe our future success will depend largely upon our ability to attract and retain highly-skilled hardware and software engineers, managerial, and sales and marketing personnel. We compete against numerous companies, including larger, more established companies, for our personnel. We do not know if we will be successful in attracting or retaining skilled personnel. Further, the loss of certain key employees or our inability to attract and retain other qualified employees could negatively affect our financial performance.

WE HAVE IN THE PAST AND MAY IN THE FUTURE MAKE ACQUISITIONS AND STRATEGIC INVESTMENTS, WHICH WILL INVOLVE NUMEROUS RISKS. WE MAY NOT BE ABLE TO ADDRESS THESE RISKS WITHOUT SUBSTANTIAL EXPENSE, DELAY OR OTHER OPERATIONAL OR FINANCIAL PROBLEMS.

We may acquire or make substantial investments in related businesses, technologies or products in the future. These acquisitions or investments involve various risks, such as:

     - the difficulty of assimilating the technologies, operations and personnel of the acquired business, technology or product;

     - the potential disruption of our ongoing business, including the diversion of management attention;

     - the possible inability to obtain the desired financial and strategic benefits from the acquisition or investment;

     -    the loss of key employees of an acquired business; and

     - the possibility of our entering markets in which we have limited prior experience.

Future acquisitions and investments could also result in substantial cash expenditures, potentially dilutive issuance of our equity securities, our incurring of additional debt and contingent liabilities, and amortization expenses related to other intangible assets that could adversely affect our business, operating results and financial condition. Our prior acquisitions have consumed and will continue to consume substantial management attention and company resources, and will continue to require substantial efforts and involve ongoing risks in the integration of these operations. In this regard, to date, we have not achieved expected results from certain acquisitions, particularly Golden Eagle. We will be dependent on the retention and performance of these businesses' existing management and employees for the day-to-day management and future operating results of these businesses.


RISKS RELATED TO THE INDUSTRY

THE MARKETS IN WHICH WE COMPETE ARE HIGHLY COMPETITIVE AND SUBJECT TO PRICE EROSION.

The market for our products and services is highly competitive. Increased competition from manufacturers or distributors of products similar to or competitive with our products, or from service providers that provide services similar to our services, could result in price reductions, reduced margins and a loss of market share or could render our products obsolete.

We expect to continue to experience significant and increasing levels of competition in the future. In many of our markets, traditional computer hardware manufacturing, communications and consulting companies provide the most significant competition. With respect to our POS products, we also compete with cash registers that provide built in POS capabilities and producers of software that facilitates electronic payment over the internet, as well as other manufacturers of POS terminals. We must also compete with smaller service providers that have been able to develop strong local or regional customer bases. Most of our competitors and potential competitors are more established, benefit from greater name recognition and have


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significantly greater resources than we do. Moreover, we have little or no proprietary barriers to entry that could keep our competitors from developing products or services and technology similar to ours or from selling competing products or services in our markets.

WE ARE SUBJECT TO INDUSTRY AND TECHNOLOGY CHANGES AND ARE DEPENDENT ON DEVELOPMENT AND MARKET ACCEPTANCE OF NEW PRODUCTS. IF WE ARE UNABLE TO ADEQUATELY RESPOND TO THESE CHANGES AND TO MARKET DEMANDS IN A TIMELY MANNER, OUR BUSINESS WILL NOT BE SUCCESSFUL.

The industry in which we operate is characterized by rapid changes in technology and numerous new product introductions. Our success, particularly in this industry, depends to a large degree upon our continued ability to offer new products and enhancements to our existing products to meet changing market and industry requirements. The introduction of new products and technologies by third parties could have an adverse effect on the sales of our existing products and technologies. We cannot be certain of our ability to successfully:

     -    identify, develop, or manufacture new products and technologies;

     -    market or support these new products and technologies;

     -    control delays in introducing new products;

     -    gain market acceptance for the new products and technologies; or

     - respond to technological changes, new industry standards, and announcements of new products by competitors.

Developing new products and technologies is a complex, uncertain process requiring innovation and accurate anticipation of technological and market trends. When changes to the product line are announced, we will be challenged to manage possible shortened life cycles for existing products, continue to sell existing products and prevent customers from returning existing products. Our inability to respond effectively to any of these challenges may have a material adverse effect on our business and financial success. We may suffer other business and financial losses if we are not successful in marketing new products and responding to industry changes and new product introductions or enhancements by our competitors.

WE ARE SUBJECT TO EXTENSIVE INDUSTRY STANDARDS AND GOVERNMENT REGULATIONS. OUR FAILURE TO PROPERLY COMPLY WITH THESE STANDARDS AND REGULATIONS COULD ADVERSELY AFFECT OUR PRODUCTION AND SALES.

Our product sales are subject to a substantial and complex array of industry driven standards and governmental regulation, both domestic and foreign, including:

     -    industry standards imposed by EuroPay, Mastercard, VISA, and others;

     - certification standards required for connection to some public telecommunications networks;

     -    Federal Communications Commission regulations; and

     -    Underwriters Laboratories' regulations.

Our failure to properly comply with these standards and regulations could result in lost product sales, significant costs associated with required remedial measures or production stoppages, any of which could have a material adverse effect on our financial condition and future prospects.

RISKS RELATED TO OUR COMMON STOCK

CERTAIN OF OUR EXISTING STOCKHOLDERS HAVE EFFECTIVE VOTING CONTROL OVER OUR AFFAIRS, WHICH SUBSTANTIALLY LIMITS YOUR RIGHTS AS A STOCKHOLDER AND MAY AFFECT THE MARKET VALUE OF OUR STOCK.

George Wallner, our Chief Strategist, and his brother, Paul Wallner, together own approximately 41.3% of our outstanding common stock. Accordingly, the Wallners have the ability to effectively control our affairs, including the election of our


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Board of Directors. They can also, except as otherwise provided by law, approve or disapprove other matters submitted to a vote of our stockholders, including a merger, consolidation, or sale of assets. This voting control also may have the effect of delaying or preventing a change of control of Hypercom and may affect the price investors are willing to pay in the future for shares of our common stock.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

The market price of our common stock has been, and is likely to continue to be, volatile. When we or our competitors announce new customer orders or services, change pricing policies, experience quarterly fluctuations in operating results, announce strategic relationships or acquisitions, change earnings estimates, experience government regulatory actions or suffer from generally adverse economic conditions, our stock price is often affected. Recently, companies similar to ours have experienced extreme price fluctuations, often for reasons unrelated to their performance.

WE ARE SUBJECT TO ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER AND BYLAW PROVISIONS AND DELAWARE LAW.

We have provisions in our certificate of incorporation and bylaws which:

     - make it more difficult for a third party to acquire control of us, and discourage a third party from attempting to acquire control of us;

     - may limit the price some investors are willing to pay for our common stock;

     - enable us to issue preferred stock without a vote of our stockholders or other stockholder action;

     - provide for a classified Board of Directors and regulate nominations for the Board of Directors;

     - make it more difficult for stockholders to take certain corporate actions; and

     -    may delay or prevent a change of control.

These and other provisions of our charter documents, as well as certain provisions of Delaware law, could delay or make more difficult certain types of transactions involving a change of control of Hypercom or our management. As a result, the price of our common stock may be adversely affected.

OUR STOCK PRICE COULD BE AFFECTED BECAUSE A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK WILL BE AVAILABLE FOR SALE IN THE FUTURE.

As of November 11, 2002, we had 48,014,351 shares of our common stock outstanding, all of which were eligible for trading on the New York Stock Exchange. We also had outstanding, as of November 11, 2002, options and warrants to acquire an additional 13,287,344 of our common stock. All of the shares underlying the outstanding options and warrants have been registered for resale. Future public sales of such common stock, or the availability of such shares for sale, including the shares subject to outstanding options and warrants, could adversely affect the prevailing market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

WE DO NOT PLAN TO PAY ANY DIVIDENDS ON OUR COMMON STOCK.

We do not anticipate paying any dividends on, or repurchasing shares of, our common stock for the foreseeable future. Our credit agreements restrict our ability to pay cash dividends.

RISKS RELATED TO OUR INDEBTEDNESS

OUR INDEBTEDNESS AND THE RESTRICTIONS IMPOSED BY THE TERMS OF OUR DEBT COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND OUR ABILITY TO RESPOND TO CHANGES IN OUR BUSINESS.


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As a result of the terms of our senior secured credit facility:

     - our vulnerability to adverse general economic conditions and competitive pressures is heightened;

      - we are and will continue to be governed by restrictive covenants that require us to maintain certain financial ratios and limit our ability to, among other things, borrow additional funds, make capital expenditures, pay dividends, make investments, purchase our stock, consummate asset sales or conduct mergers and acquisitions;

     - our flexibility in planning for, or reacting to, changes in our business and industry will be limited;

     - we are sensitive to fluctuations in interest rates because some of our debt obligations are subject to variable interest rates; and

      - our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

We cannot assure you that our leverage and such restrictions will not materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities. In addition, we cannot assure you that additional financing will be available when required or, if available, will be on terms satisfactory to us. Further, even if we were able to obtain additional financing, we may be required to use proceeds to repay a portion of our debt.

OUR LOAN AGREEMENT CONTAINS RESTRICTIVE AND FINANCIAL COVENANTS AND, IF WE ARE UNABLE TO COMPLY WITH THESE COVENANTS, WE WILL BE IN DEFAULT. A DEFAULT COULD RESULT IN THE ACCELERATION OF OUR OUTSTANDING INDEBTEDNESS, WHICH WOULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS AND THE PRICE OF OUR COMMON STOCK.

In August 2001, we entered into a new senior secured credit facility. This new credit facility and our other financing arrangements contain customary covenants that require us to maintain certain specified financial ratios and consolidated net worth and restrict our ability to make certain distributions with respect to our capital stock, prepay other debt, or undertake various other corporate activities. For example, our senior secured credit facility contains covenants that, subject to specified exceptions, prohibit us from:

     -    incurring any additional indebtedness;

     -    incurring or permitting to exist any additional liens on our assets;

     - engaging in a change of control transaction or other fundamental change, such as a merger, recapitalization or liquidation;

     - disposing of our assets, including equipment and inventory, outside the ordinary course of business;

     - prepaying or modifying the terms of our existing indebtedness, except in connection with a permitted refinancing;

     - redeeming, repurchasing or paying dividends or other distributions on our capital stock;

     -    engaging in certain transactions with our affiliates;

      - failing to maintain specified levels of EBITDA and tangible net worth and ratios of senior debt and total debt to EBITDA; and

     -    issuing or selling any prohibited preferred stock.


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If we are unable to comply with any of these covenants, we will be in default, which could cause cross-defaults under other loans or agreements. A default, if not waived by our lenders, could result in the acceleration of our outstanding indebtedness and cause our debt to become immediately due and payable. If we were required to obtain waivers of defaults, we may incur significant fees and transaction costs. If waivers of defaults are not obtained and acceleration occurs, we may not be able to repay our debt and we may not be able to borrow sufficient additional funds to refinance this debt. Even if new financing is made available to us, it may not be available on acceptable terms.


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